EXHIBIT 3.3


                                SCAN-OPTICS, INC.
                          CERTIFICATE OF DESIGNATIONS,
                      PREFERENCES, RIGHTS AND RESTRICTIONS
                                       FOR
                       SERIES A REDEEMABLE PREFERRED STOCK


     Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned officers of Scan-Optics, a Delaware corporation (the "Corporation") do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors, by a vote taken at a meeting duly called and duly held on December 31, 2001, duly adopted the following resolutions:

     RESOLVED, that pursuant to Article Fourth of the Certificate of Incorporation, the Board of Directors of the Corporation may provide for the issuance of up to 5,000,000 shares of the Corporation's preferred stock, $.02 par value per share (the "Preferred Stock");

     RESOLVED, that the Board of Directors of the Corporation hereby designates 3,800,000 shares of such Preferred Stock as "Series A Redeemable Preferred Stock" having a stated face amount of $1.00 per share (such Preferred Stock is referred to herein as the "Series A Preferred Stock"), and that the amount to be represented in stated capital at the issue of all such preferred stock shall be the par value; and further

     RESOLVED, that the rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as follows:

     Section 1. Number of Shares. The maximum number of authorized shares of Series A Preferred Stock shall be 3,800,000. All shares of Series A Preferred Stock shall be identical with each other in all respects.

     Section 2. Dividends. The holders of the Series A Preferred Stock shall not be entitled to receive any dividends.

     Section 3. Liquidation Preference.

(a) Priority of Distributions. In the event (x) of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or (y) a Liquidation Event (as defined below) shall occur, the assets of the Corporation that may be legally distributed to the Corporation's stockholders shall be distributed to the Corporation's stockholders in the following order of priority:

(i) first, the holders of the shares of Series A Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets of the Corporation to the holders of any other Preferred Stock or Common Stock of the Corporation, an amount per share of Series A Preferred Stock equal to $1.00 (as such number may be adjusted for stock splits, stock dividends, combinations, recapitalizations, reorganizations and other similar transactions), plus interest on such amount from December 31, 2001 through the date of payment of such amount at an interest rate per annum equal to the prime rate of interest in effect from time to time during such period as reported in the Wall Street Journal, plus 2% compounded annually (such aggregate amount being referred to herein as the "Liquidation Preference"); and

(ii) second, after payment in full of the Liquidation Preference to the holders of the Series A Preferred Stock, the remaining assets of the Corporation that may legally be distributed to the Corporation's stockholders shall be distributed ratably among the holders of the shares of Common Stock in proportion to the aggregate number of shares owned by each such holder.

     If, upon any such dissolution or distribution, the assets of the Corporation distributable among the holders of the shares of Series A Preferred Stock entitled to a preference shall be insufficient to pay in full the Liquidation



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Preference, then such assets, or the proceeds thereof, shall be distributed among the holders of the shares of Series A Preferred Stock ratably.

(b)  Liquidation Events.

(i) For purposes hereof, a consolidation or merger of the Corporation, a sale, lease or conveyance by the Corporation of at least 80% of its assets, or any other transaction which results in the sale, transfer, assignment, conveyance or other disposition of 50% or more of the voting power of the Corporation to persons or entities other than the holders of the Series A Preferred Stock or the Warrant shall be deemed to be a "Liquidating Event", unless the holders of a majority of the then-outstanding shares of Series A Preferred Stock shall otherwise agree.

(ii) This Corporation shall give each holder of Series A Preferred Stock written notice of any transaction referred to in clause (i) above no later than 10 business days prior to (A) the stockholders' meeting called to approve such transaction, or (B) the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. Such notice shall describe the material terms and conditions of the impending transaction and the holders' rights under this Section, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 10 business days after the Corporation has given the first notice provided for herein or sooner than 5 business days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock.

     Section 4. Voting Rights; Protective Provisions.

(a) General Voting Rights. Except as otherwise required by law, from and after the date on which the Warrant is exercised, the shares of Series A Preferred Stock shall be entitled to vote with the shares of the Common Stock together as a single class at any annual or special meeting of stockholders of the Corporation, with each holder of Series A Preferred Stock being entitled to 6.1459 (as such number may be adjusted for stock splits, stock dividends, combinations, recapitalizations, reorganizations and other similar transactions so that the holders of the Series A Preferred Stock have an aggregate of 46.67% of the voting power of the Corporation (on a Fully-Diluted Basis, taking into account the votes of the Series A Preferred Stock) as of December 31, 2001) votes for each share of Series A Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent.

(b) Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of two-thirds of the then-outstanding shares of Series A Preferred Stock, voting together as a single class, the Corporation shall not:

(i) increase or decrease the number of authorized shares of Series A Preferred Stock;

(ii) amend, alter or repeal the Corporation's Certificate of Incorporation, this Certificate of Designations or the Corporation's by-laws to alter or change the rights, preferences or powers of the Series A Preferred Stock, or any Senior Stock (as defined below) or Parity Stock (as defined below) so as to adversely affect the Series A Preferred Stock;

(iii)authorize, create or issue any class or series, or any shares of any class or series, of capital stock of the Corporation (A) having any preference or priority as to dividends or conversion or upon redemption, liquidation, dissolution or winding up over the Series A Preferred Stock (any such capital stock being "Senior Stock") or (B) ranking on a parity (either as to dividends or conversion or upon redemption, liquidation, dissolution or winding up) with the Series A Preferred Stock (any such capital stock being "Parity Stock"); or

(iv) reclassify, convert or exchange any of the Corporation's shares of capital stock into Senior Stock or Parity Stock, or authorize, create or issue any security exchangeable for, convertible into, or evidencing the right to purchase any Senior Stock or Parity Stock.



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     Section 5. Redemption.

(a)  Mandatory Redemption. On the earlier to occur of (i) December 31, 2004, and
     (ii) the date on which both (A) an Event of Default (as defined in the Credit Agreement (as defined below)) listed in Section 11(a) (so long as such an Event of Default under Section 11(a) shall continue for a period of 5 business days), 11(b) (so long as an Event of Default under Section 11(b) shall continue for a period of 120 consecutive days), 11(e) (so long as such an Event of Default under Section 11(e) shall continue for a period of 5 business days), 11(g), 11(h) or 11(i) of the Credit Agreement shall occur and be continuing, and (B) the holders of a majority of the then outstanding shares of Series A Preferred Stock have notified the Corporation that they wish the Corporation to redeem all of the issued and outstanding shares of Series A Preferred Stock (such earlier date being the "Mandatory Redemption Date"), the Corporation shall redeem all of the issued and outstanding shares of Series A Preferred Stock by paying the holders of record thereof an amount in cash per share equal to $1.00 (as such number may be adjusted for stock splits, stock dividends, combinations, recapitalizations, reorganizations and other similar transactions), plus interest on such amount from December 31, 2001 through the date of payment of such amount at an interest rate per annum equal to the prime rate of interest in effect from time to time during such period as reported in the Wall Street Journal, plus 2% compounded annually (such aggregate amount being referred to herein as the "Redemption Price").

(b) Optional Redemption. In addition, at any time following the payment in full of the Loans (as defined in the Credit Agreement), the Corporation may redeem all of the issued and outstanding shares of Series A Preferred Stock by paying the holders of record thereof an amount per share of Series A Preferred Stock equal to the Redemption Price (the date upon which the Corporation receives such request from the holders being the "Optional Redemption Date").

(c) Redemption Terms. In order to receive payment of the Redemption Price, the holder of any shares of Series A Preferred Stock redeemed pursuant to this Section shall before or within 60 days after the Mandatory Redemption Date or Optional Redemption Date, as the case may be, surrender the certificate or certificates representing such shares to the Corporation.

     Section 6. Definitions. As used herein, the following terms have the meanings stated below.

     "Common Stock" shall mean the Common Stock, par value $0.02 per share, of the Corporation as authorized on the date hereof, and also any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the shares purchasable pursuant to the Series A Preferred Stock shall include only shares designated as Common Stock, par value $0.02 per share, of the Corporation on the date hereof, or shares of any class or classes resulting from any reclassification or reclassifications thereof which are not limited to any such fixed sum or percentage and are not subject to redemption by the Corporation and in case at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

     "Convertible Securities" means any stock or securities convertible into or exchangeable for Common Stock.

     "Credit Agreement" means that certain Second Amended and Restated Loan Agreement, dated as of May 10, 1999, as amended pursuant to that certain Amendment and Waiver Agreement, dated as of January 29, 2001, the Second Amendment and Waiver Agreement, dated as of July 1, 2001, the Third Amendment and Waiver Agreement, dated as of September 1, 2001 and the Fourth Amendment Agreement, of even date herewith.

     "Fully Diluted Basis" shall mean, for the Company, all outstanding shares of Common Stock plus all shares which would be outstanding upon the exercise in full of all Convertible Securities, Options and Stock Purchase Rights.

     "Options" means any rights to subscribe for or to purchase, or any warrants or options for the purchase of, Common Stock or any Convertible Security.



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     "Stock Purchase Rights" shall mean any warrants, options or other rights of any kind to subscribe for, purchase or otherwise acquire any shares of Common Stock, Options or any Convertible Securities.

     "Warrant" means that certain Warrant to purchase 33.20% of the Common Stock, dated as of December 31, 2001, originally issued to ARK CLO 2000-1 Limited.

     Section 7. Reacquired Shares. Any shares of Series A Preferred Stock acquired by the Corporation in any manner shall be retired and canceled promptly after the acquisition thereof.



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In witness whereof, the Corporation has caused this Certificate to be executed as of this 31st day of December 2001.

SCAN-OPTICS, INC.

By:  /s/ Michael J. Villano
     ----------------------
Name: Michael J. Villano
Title:   Chief Financial Officer

ATTEST:

/s/ Richard D. Harris
---------------------
Name: Richard D. Harris
Secretary



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